Exhibit 10.5

TAX RECEIVABLE AGREEMENT

between

Arxis Inc.

and

Arcline Arxis Advisory I, L.P.

Dated as of April 16, 2026

i

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”), is dated as of April 16, 2026, and is between Arxis Inc., a Delaware corporation (including any successor corporation, “PubCo” and, together with any of its current or future subsidiaries, whether direct or indirect, the “Company”) and Arcline Arxis Advisory I, L.P., a Delaware limited partnership (the “Arcline Party” or “TRA Party”).

RECITALS

WHEREAS, the Arcline Party is providing certain services (the “Services”) to PubCo as set forth in that certain Amended and Restated Advisory and Consulting Services Agreement, dated April 16, 2026 by and between PubCo and the Arcline Party (such agreement, the “Services Agreement”).

WHEREAS, in consideration for, and to incentivize the Arcline Party to provide, such services, PubCo has issued to the Arcline Party the convertible common stock (the “Stock”);

WHEREAS, the Stock is expected to result in the Deduction, which in turn is expected to reduce the cash taxes payable by the Company; and

WHEREAS, the parties to this Agreement desire to provide for certain payments and make certain arrangements with respect to the Deduction.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1. Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Actual Tax Liability” means, with respect to any Taxable Year, the sum of (i) the liability for U.S. federal income Taxes of PubCo and (ii) without duplication, the product of the amount of the U.S. federal taxable income for such taxable year reported on PubCo’s IRS Form 1120 (or any successor form) and the Blended Rate.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means a per annum rate of SOFR plus 100 basis points.

“Agreement” has the meaning set forth in the Preamble to this Agreement.

“Amended Schedule” has the meaning set forth in Section 2.2(b) of this Agreement.

“Blended Rate” means, with respect to any Taxable Year, the sum of the gross rates of Tax imposed on the aggregate net income of PubCo in each state or local jurisdiction in which the Company files Tax Returns for such Taxable Year, with the gross rate in any state or local jurisdiction being equal to the product of (i) the apportionment factor on the income or franchise Tax Return filed by the Company in such jurisdiction for such Taxable Year and (ii) the maximum applicable corporate Tax rate in effect in such jurisdiction in such Taxable Year. As an illustration of the calculation of the Blended Rate for a Taxable Year, if the Company solely files Tax Returns in State 1 and State 2 in a Taxable Year, the maximum applicable corporate Tax rates in effect in such states in such Taxable Year are 6.5% and 5.5%, respectively, and the apportionment factors for such states on the applicable Tax Returns for such Taxable Year are 55% and 45% respectively, then the Blended Rate for such Taxable Year is equal to 6.05% (i.e., 6.5% multiplied by 55% plus 5.5% multiplied by 45%).

“Board” means the Board of Directors of PubCo.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Deduction” means the deduction of the Company under Section 162 of the Code and for applicable state income Tax purposes in respect of the transfer of the Stock to the TRA Party as compensation for the Services, including as a result of Section 83(a) or Section 83(b), as applicable, and Section 83(h), in each case, of the Code.

“Default Rate” means a per annum rate of SOFR plus 500 basis points.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of state, foreign or local Tax law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Dispute” has the meaning set forth in Section 7.8(a) of this Agreement.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Effective Date” means the date on which an Early Termination Schedule becomes binding pursuant to Section 4.2.

“Early Termination Notice” has the meaning set forth in Section 4.2 of this Agreement.

“Early Termination Payment” has the meaning set forth in Section 4.3(b) of this Agreement.

“Early Termination Rate” means the lesser of (a) 6.5% per annum, compounded annually, and (b) SOFR plus 100 basis points.

“Early Termination Schedule” has the meaning set forth in Section 4.2 of this Agreement.

“Expert” has the meaning set forth in Section 7.9 of this Agreement.

“Future TRAs” has the meaning set forth in Section 5.1 of this Agreement.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the sum of (i) the liability for U.S. federal income Taxes of the Company and (ii) without duplication, the product of the U.S. federal taxable income for such taxable year reported on the Company’s IRS Form 1120 (or any successor form) and the Blended Rate, but, in the determination of the liability in clauses (i) and (ii), above, excluding the Deduction for the Taxable Year. For the avoidance of doubt, Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any Tax item (or portions thereof) that is attributable to the Deduction.

“Independent Directors” means the members of the Board who are “independent” under Rule 10A-3 under the Exchange Act and the standards of the principal U.S. securities exchange on which the shares of PubCo are traded or quoted.

“IPO” means the initial public offering of Class A Shares by the PubCo.

“IPO Date” means the date of the Closing of the IPO.

“IRS” means the U.S. Internal Revenue Service.

“Material Objection Notice” has the meaning set forth in Section 4.2 of this Agreement.

“Objection Notice” has the meaning set forth in Section 2.2(a) of this Agreement.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“PubCo” has the meaning set forth in the Preamble to this Agreement.

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability. If all or a portion of the Actual Tax Liability for such Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination with respect to such Actual Tax Liability.

“Reconciliation Dispute” has the meaning set forth in Section 7.9 of this Agreement.

“Reconciliation Procedures” has the meaning set forth in Section 2.2(a) of this Agreement.

“Schedule” means any of the following: (i) a Tax Benefit Schedule; or (ii) the Early Termination Schedule.

“Senior Obligations” has the meaning set forth in Section 5.1 of this Agreement.

“S OFR” means with respect to any day, a rate per annum equal to the Secured Overnight Financing Rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator), on the Federal Reserve Bank of New York’s website. In no event will SOFR be less than 0%.

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than 50% of the voting power or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Tax Benefit Payment” means, with respect to a Taxable Year, an amount equal to 85% of the Realized Tax Benefit with respect to such Taxable Year.

“Tax Benefit Schedule” has the meaning set forth in Section 2.1(a) of this Agreement.

“Tax Return” means any return, declaration, report or similar statement filed or required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year of PubCo as defined in Section 441(b) of the Code or comparable section of state or local Tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than twelve (12) months for which a Tax Return is made), ending on or after the IPO Closing Date.

“Taxes” means any and all U.S. federal, state, local and foreign taxes, assessments or similar charges that are based on or measured with respect to net income or profits, and any interest related to such Tax.

“Taxing Authority” means any domestic, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“TRA Party” has the meaning set forth in the Preamble to this Agreement.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Valuation Assumptions” shall mean, as of an Early Termination Date, the assumptions that in each Taxable Year ending on or after such Early Termination Date, (1) PubCo will have taxable income sufficient to fully utilize the Tax items arising from the Deduction during such Taxable Year, and (2) the U.S. federal, state and local income Tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date and the Blended Rate will be calculated based on such rates and the apportionment factor applicable in such Taxable Year.

ARTICLE II

DETERMINATION OF CERTAIN REALIZED TAX BENEFIT

SECTION 2.1. Tax Benefit Schedule.

(a) Tax Benefit Schedule. Within one hundred and twenty (120) calendar days after the due date (including extensions) of IRS Form 1120 (or any successor form) of PubCo for any Taxable Year in which there is a Realized Tax Benefit, PubCo shall provide the TRA Party a schedule showing, in reasonable detail, the calculation of the Realized Tax Benefit and Tax Benefit Payment for such Taxable Year (a “Tax Benefit Schedule”). Each Tax Benefit Schedule will become final as provided in Section 2.2(a) and may be amended as provided in Section 2.2(b) (subject to the procedures set forth in Section 2.2(b)).

(b) Applicable Principles. The Realized Tax Benefit for each Taxable Year is intended to measure the decrease in the actual liability for Taxes of the Company for such Taxable Year attributable to the Deduction, determined using a “with and without” methodology and, for the avoidance of doubt, is not intended to take into account, and shall be interpreted in a manner that avoids taking into account, the Deduction more than once. Carryovers or carrybacks of any Tax item attributable to the Deduction shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of U.S. state income and franchise Tax law, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any Tax item includes a portion that is attributable to the Deduction and another portion that is not, such portions shall be considered to be used in accordance with the “with and without” methodology.

SECTION 2.2. Procedures, Amendments.

(a) Procedure. Every time PubCo delivers to the TRA Party an applicable Tax Benefit Schedule under this Agreement, including any Amended Schedule, PubCo shall also (x) deliver to the TRA Party supporting schedules and work papers, as determined by PubCo or as reasonably requested by the TRA Party, providing reasonable detail regarding data and calculations that were relevant for purposes of preparing such Schedule and (y) allow the TRA Party reasonable access at no cost to the appropriate representatives at PubCo, as determined by PubCo or as reasonably requested by the TRA Party, in connection with a review of such Schedule. Without limiting the generality of the preceding sentence, PubCo shall ensure that any Tax Benefit Schedule that is delivered to the TRA Party, along with any supporting schedules and work papers, provides a reasonably detailed presentation of the calculation of the Actual Tax Liability and the Hypothetical Tax Liability and identifies any material assumptions or operating procedures or principles that were used for purposes of such calculations. An applicable Schedule or amendment thereto shall become final and binding on all parties thirty (30) calendar days from the date on which the TRA Party is treated as having received the applicable Schedule or amendment thereto under Section 7.1 unless the TRA Party (i) within thirty (30) calendar days from such date provides PubCo with written notice of a material objection to such Schedule (“Objection Notice”) made in good faith or (ii) provides a written waiver of such right of any Objection Notice within the period described in clause (i) above, in which case such Schedule or amendment thereto becomes binding on the date the waiver is received by the PubCo. If PubCo and the TRA Party, for any reason, are unable to successfully resolve the issues raised in the Objection Notice within thirty (30) calendar days after receipt by PubCo of an Objection Notice, PubCo and the TRA Party shall employ the reconciliation procedures as described in Section 7.9 of this Agreement (the “Reconciliation Procedures”). The TRA Party will fairly represent the interests of each of the TRA Party and shall use reasonable efforts to timely raise and pursue, in accordance with this Section 2.2(a), any reasonable objection to a Schedule or amendment thereto timely communicated in writing to the TRA Party by a TRA Party.

(b) Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by PubCo (i) in connection with a Determination affecting such Schedule, (ii) to correct inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to the TRA Party, (iii) to comply with an Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit for such Taxable Year attributable to a carryback or carryforward of a loss or other Tax item to such Taxable Year, (v) to reflect a change in the Realized Tax Benefit for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year or (vi) to a Deductions Schedule to take into account payments made pursuant to this Agreement (any such Schedule, an “Amended Schedule”). PubCo shall provide an Amended Schedule to the TRA Party when PubCo delivers the Deductions Schedule for the following taxable year.

ARTICLE III

TAX BENEFIT PAYMENTS

SECTION 3.1. Payments. Within five (5) calendar days after a Tax Benefit Schedule delivered to the TRA Party becomes final in accordance with Section 2.2(a) and Section 7.9, if applicable, subject to the TRA Party’s continued provision of Services as of such date, PubCo shall pay the TRA Party for such Taxable Year the Tax Benefit Payment with respect to such Taxable Year. Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank account previously designated by the TRA Party to PubCo or as otherwise agreed by PubCo and the TRA Party. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated Tax payments, including, without limitation, U.S. federal estimated income Tax payments.

SECTION 3.2. No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. The provisions of this Agreement shall be construed in the appropriate manner to ensure such intentions are realized.

ARTICLE IV

TERMINATION

SECTION 4.1. Early Termination of Agreement; Breach of Agreement.

(a) With the written approval of a majority of the Independent Directors, and to the extent the TRA Party’s right to payment under this Agreement has not terminated earlier pursuant to Section 6.4, PubCo may terminate this Agreement with respect to all amounts payable to the TRA Party by paying to the TRA Party the Early Termination Payment in respect of the TRA Party; provided, however, that this Agreement shall only terminate upon the receipt of the Early Termination Payment by the TRA Party, and provided, further, that PubCo may withdraw any notice to execute its termination rights under this Section 4.1(a) prior to the time at which any Early Termination Payment has been paid. Upon payment of the Early Termination Payment in respect of the TRA Party by PubCo, PubCo shall have no further payment obligations under this Agreement, other than for any (a) Tax Benefit Payments due and payable and that remain unpaid as of the Early Termination Notice and (b) Tax Benefit Payment due for the Taxable Year ending with or including the date of the Early Termination Notice (except to the extent that the amount described in clause (b) is included in the Early Termination Payment). After PubCo makes all of the required Early Termination Payments, PubCo shall have no obligations under this Agreement with respect to the Deduction or Realized Tax Benefits arising therefrom. For the avoidance of doubt, this Section 4.1(a) shall not prevent PubCo and the TRA Party from negotiating a termination of the TRA Party’ rights under this Agreement for a payment that is different than the Early Termination Payment (an “Alternative Early Termination Payment”). In addition, this Section 4.1(a) shall not prevent PubCo and the TRA Party from negotiating an Alternative Early Termination Payment that would be binding on the TRA Party.

(b) In the event that PubCo (1) breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due, failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise or (2)(A) commences any case, proceeding or other action (i) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate a bankruptcy or insolvency, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts or (ii) seeking an appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or it shall make a general assignment for the benefit of creditors or (B) is party to any case, proceeding or other action of the nature referred to in clause (A) above commenced against it that remains undismissed or undischarged for a period of sixty (60) calendar days, all obligations hereunder shall be automatically accelerated and shall be immediately due and payable, and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach or the date of the applicable action under clause (2)(A) or (B) and shall include, but not be limited to, (x) the Early Termination Payments calculated as if an Early Termination Notice had been delivered on such date, (y) any Tax Benefit Payment due and payable and that remains unpaid as of such date, and (z) any Tax Benefit Payment in respect of the TRA Party due for the Taxable Year ending with or including such date; provided, that procedures similar to the procedures of Section 4.2 shall apply with respect to the determination of the amount payable by PubCo pursuant to this sentence. Notwithstanding the foregoing, in the event that PubCo breaches this Agreement, to the fullest extent permitted by applicable law, the TRA Party shall be entitled to elect to receive the amounts set forth in clauses (x), (y) and (z) above or to seek specific performance of the terms hereof. The parties agree that the failure to make any payment due pursuant to this Agreement within three (3) months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three (3) months of the date such payment is due. Notwithstanding anything in this Agreement to the contrary, it shall not be a breach of a material obligation of this Agreement if PubCo fails to make any Tax Benefit Payment when due to the extent that PubCo has insufficient funds to make such payment; provided, that the interest provisions of Section 5.2 shall apply to such late payment (unless PubCo does not have sufficient funds to make such payment as a result of limitations imposed by any Senior Obligations, in which case Section 5.2 shall apply, but the Default Rate shall be replaced by the Agreed Rate).

SECTION 4.2. Early Termination Notice. If PubCo chooses to exercise its right of early termination under Section SECTION 4.1. (a) above, PubCo shall deliver to the TRA Party notice of such intention to exercise such right (“Early Termination Notice”) and a schedule (the “Early Termination Schedule”) showing in reasonable detail the calculation of the Early Termination Payment(s) due for the TRA Party. Each Early Termination Schedule shall become final and binding on all parties thirty (30) calendar days from the first date on which the TRA Party is treated as having received such Schedule or amendment thereto under Section 7.1 unless the TRA Party (i) within thirty (30) calendar days after such date provides PubCo with notice of a material objection to such Schedule made in good faith (“Material Objection Notice”) or (ii) provides a written waiver of such right of a Material Objection Notice within the period described in clause (i) above, in which case such Schedule becomes binding on the date the waiver is received by PubCo. If PubCo and the TRA Party, for any reason, are unable to successfully resolve the issues raised in such notice within thirty (30) calendar days after receipt by PubCo of the Material Objection Notice, PubCo and the TRA Party shall employ the Reconciliation Procedures in which case such Schedule becomes binding ten (10) calendar days after the conclusion of the Reconciliation Procedures.

SECTION 4.3. Payment upon Early Termination.

(a) Within three (3) calendar days after an Early Termination Effective Date, PubCo shall pay to the TRA Party an amount equal to the Early Termination Payment in respect of the TRA Party. Such payment shall be made by wire transfer of immediately available funds to a bank account or accounts designated by the TRA Party or as otherwise agreed by PubCo and the TRA Party or, in the absence of such designation or agreement, by check mailed to the last mailing address provided by the TRA Party to PubCo.

(b) “Early Termination Payment” in respect of the TRA Party shall equal the present value, discounted at the Early Termination Rate as of the applicable Early Termination Effective Date, of all Tax Benefit Payments in respect of the TRA Party that would be required to be paid by PubCo beginning from the Early Termination Date and assuming that the Valuation Assumptions in respect of the TRA Party are applied and that each Tax Benefit Payment for the relevant Taxable Year would be due and payable on the due date (without extensions) under applicable law as of the Early Termination Effective Date for filing of IRS Form 1120 (or any successor form) of PubCo.

ARTICLE V

SUBORDINATION AND LATE PAYMENTS

SECTION 5.1. Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment required to be made by PubCo to the TRA Party under this Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of PubCo and its Subsidiaries (“Senior Obligations”) and shall rank pari passu in right of payment with all current or future unsecured obligations of PubCo that are not Senior Obligations. To the extent that any payment under this Agreement is not permitted to be made at the time payment is due as a result of this Section 5.1 and the terms of agreements governing Senior Obligations, such payment obligation nevertheless shall accrue for the benefit of the TRA Party and PubCo shall make such payments at the first opportunity that such payments are permitted to be made in accordance with the terms of the Senior Obligations. Notwithstanding any other provision of this Agreement to the contrary, to the extent that PubCo or any of its Affiliates enters into future Tax receivable or other similar agreements (“Future TRAs”), PubCo shall ensure that the terms of any such Future TRA shall provide that the Deductions subject to this Agreement are considered senior in priority to any Tax attributes subject to any such Future TRA for purposes of calculating the amount and timing of payments under any such Future TRA.

SECTION 5.2. Late Payments by PubCo. Subject to the proviso in the last sentence of Section 4.1(b), the amount of all or any portion of any Tax Benefit Payment or Early Termination Payment not made to the TRA Party when due under the terms of this Agreement, whether as a result of Section 5.1 or otherwise, shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such Tax Benefit Payment or Early Termination Payment was first due and payable to the date of actual payment.

ARTICLE VI

NO DISPUTES; CONSISTENCY; COOPERATION; SERVICE

SECTION 6.1. Participation in PubCo’s Tax Matters. Except as otherwise provided herein, PubCo shall have full responsibility for, and sole discretion over, all Tax matters concerning the Company, including without limitation the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, PubCo shall notify the TRA Party of, and keep the TRA Party reasonably informed with respect to, the portion of any audit of the Company, by a Taxing Authority the outcome of which is reasonably expected to materially affect the rights and obligations of a TRA Party under this Agreement, and shall provide to the TRA Party reasonable opportunity to provide information and other input to the Company and their respective advisors concerning the conduct of any such portion of such audit.

SECTION 6.2. Consistency. PubCo and the TRA Party agree to report and cause to be reported for all purposes, including U.S. federal, state and local Tax purposes and financial reporting purposes, (i) Tax-related items (including, without limitation, the Deduction) in a manner consistent with that contemplated by this Agreement unless otherwise required by law, (ii) this Agreement an unfunded and unsecured promise to pay money in the future and thus not as “property” within the meaning of Treasury Regulations Section 1.83-3(e) and (iii) each Tax Benefit Payment and any other payment hereunder as a compensatory payment in respect of the Services.

PubCo shall (and shall cause the Company to) use commercially reasonable efforts (for the avoidance of doubt, taking into account the interests and entitlements of all TRA Party under this Agreement) to defend the Tax treatment contemplated by this Agreement and any Schedule in any audit, contest or similar proceeding with any Taxing Authority.

SECTION 6.3. Cooperation. Each of PubCo and the TRA Party shall (a) furnish to the other party in a timely manner such information, documents and other materials as such party may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to the other party and its representatives to provide explanations of documents and materials and such other information as such party or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and PubCo shall reimburse the TRA Party for any reasonable and documented out-of-pocket costs and expenses incurred pursuant to this Section 6.3. Upon the request of the TRA Party, PubCo shall reasonably cooperate in taking any action reasonably requested by the TRA Party in connection with its tax or financial reporting, and/or the consummation of any assignment or transfer of any of its rights and/or obligations, under this Agreement, including without limitation, providing any information or executing any documentation reasonably requested by the TRA Party.

SECTION 6.4. Services. No further payments shall be made to a TRA Party pursuant to this Agreement, including any Tax Benefit Payment or Early Termination Payment, and this Agreement shall terminate and have no further force and effect, in the event the TRA party has ceased providing the Services

ARTICLE VII

MISCELLANEOUS

SECTION 7.1. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (a) on the date of delivery if delivered personally, or by facsimile or email with confirmation of transmission by the transmitting equipment or (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to PubCo, to:

Arxis, Inc.

1332 Blue Hills Avenue

Bloomfield, CT 06002

Attn: Jennifer Allen

Email: J.Allen@arxis.com

If to the initial TRA Party, to:

Arcline Arxis Advisory I, L.P.

3803 Bedford Avenue, Suite 106

Nashville, TN 37215

Attn: Gib Efird

Email: gib@arcline.com

Any party may change its address, fax number or email by giving the other party written notice of its new address, fax number or email in the manner set forth above.

SECTION 7.2. Counterparts. This Agreement may be executed in one or more counterparts (including counterparts transmitted electronically in portable document format (pdf)), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement. Electronic signatures shall be a valid method of executing this Agreement.

SECTION 7.3. Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 7.4. Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware.

SECTION 7.5. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

SECTION 7.6. Successors; Assignment; Amendments; Waivers.

(a) The TRA Party may assign all or any portion of its rights under this Agreement to any Person as long as such transferee has (i) executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, substantially in form of Exhibit A hereto, agreeing to become a TRA Party for all purposes of this Agreement, except as otherwise provided in such joinder, and (ii) obtained the prior written consent of the TRA Party (not to be unreasonably withheld, conditioned or delayed).

(b) No provision of this Agreement may be amended unless such amendment is approved in writing by each of PubCo and by the TRA Party. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

(c) All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. PubCo shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of PubCo, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that PubCo would be required to perform if no such succession had taken place.

SECTION 7.7. Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

SECTION 7.8. Resolution of Disputes.

(a) Any and all disputes which are not governed by Section 7.9 and cannot be settled amicably, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) (each a “Dispute”) shall be finally settled by arbitration conducted by a single arbitrator in Delaware in accordance with the then-existing Rules of Arbitration of the International Chamber of Commerce. If the parties to the Dispute fail to agree on the selection of an arbitrator within thirty (30) calendar days of the receipt of the request for arbitration, the International Chamber of Commerce shall make the appointment. The arbitrator shall be a lawyer admitted to the practice of law in the State of Delaware and shall conduct the proceedings in the English language. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings.

(b) Notwithstanding the provisions of paragraph (a), PubCo may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this paragraph (b), the TRA Party (i) expressly consents to the application of paragraph (c) of this Section 7.8 to any such action or proceeding, (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate, and (iii) irrevocably appoints PubCo as agent of the TRA Party for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise the TRA Party of any such service of process, shall be deemed in every respect effective service of process upon the TRA Party in any such action or proceeding.

(c) (i) EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF COURTS LOCATED IN WILMINGTON, DELAWARE FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF THIS SECTION 7.8, OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT. Such ancillary judicial proceedings include any suit, action or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm an arbitration award. The parties acknowledge that the fora designated by this paragraph (c) have a reasonable relation to this Agreement, and to the parties’ relationship with one another; and

(ii) The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in the preceding paragraph of this Section 7.8 and such parties agree not to plead or claim the same.

SECTION 7.9. Reconciliation. In the event that PubCo and the TRA Party are unable to resolve a disagreement with respect to the matters governed by Sections 2.2 and 4.2 within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner or principal in a nationally recognized accounting or law firm, and unless PubCo and the TRA Party agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with PubCo or the TRA Party or other actual or potential conflict of interest. If PubCo and the TRA Party are unable to agree on an Expert within fifteen (15) calendar days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, then the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve any matter relating to the TRA Party’s Deductions Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within thirty (30) calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by PubCo, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by PubCo except as provided in the next sentence. PubCo and the TRA Party shall bear their own costs and expenses of such proceeding, unless (i) the Expert adopts the TRA Party’s position, in which case PubCo shall reimburse the TRA Party for any reasonable out-of-pocket costs and expenses in such proceeding, or (ii) the Expert adopts PubCo’s position, in which case the TRA Party shall reimburse PubCo for any reasonable out-of-pocket costs and expenses in such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.9 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.9 shall be binding on PubCo and each of the TRA Party and may be entered and enforced in any court having jurisdiction.

SECTION 7.10. Withholding. PubCo and its Affiliates, agents and representatives (each a “Withholding Agent”), shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Withholding Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such withholding was made. To the extent that any payment pursuant to this Agreement is not reduced by such deductions or withholdings, such recipient shall indemnify the applicable Withholding Agent for any amounts imposed by any Taxing Authority together with any costs and expenses related thereto. The TRA Party shall promptly provide PubCo or other applicable Withholding Agent with any applicable Tax forms and certifications (including IRS Form W-9 or the applicable version of IRS Form W-8) reasonably requested, in order to avoid or reduce any deduction or withholding or in connection with determining whether any such deductions and withholdings are required under the Code or any provision of U.S. state, local or foreign Tax law.

SECTION 7.11. Confidentiality.

(a) Subject to the last sentence of Section 6.3, the TRA Party and its assignees acknowledge and agree that the information of PubCo is confidential and, except in the course of performing any duties as necessary for PubCo and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, such person shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters, acquired pursuant to this Agreement, of PubCo, the Company and their Affiliates and successors. This Section 7.11 shall not apply to (i) any information that has been made publicly available by PubCo or any of its Affiliates, becomes public knowledge (except as a result of an act of the TRA Party in violation of this Agreement) or is generally known to the business community and (ii) the disclosure of information to the extent necessary for the TRA Party to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute or defend any action, proceeding or audit by any Taxing Authority with respect to such returns. Notwithstanding anything to the contrary herein, the TRA Party and its assignees (and each employee, representative or other agent of the TRA Party or its assignees, as applicable) may disclose to any and all Persons, without limitation of any kind, the Tax treatment and Tax structure of PubCo and its Affiliates, and any of their transactions, and all materials of any kind (including opinions or other Tax analyses) that are provided to the TRA Party relating to such Tax treatment and Tax structure.

(b) If a TRA Party or an assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.11, PubCo shall have the right and remedy to have the provisions of this Section 7.11 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to PubCo or any of its Subsidiaries or the TRA Party and the accounts and funds managed by PubCo and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

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IN WITNESS WHEREOF, PubCo, the TRA Party, and the TRA Party have duly executed this Agreement as of the date first written above.

PubCo:

Arxis Inc.

By:	/s/ Azad Badakhsh
Name: Azad Badakhsh
Title: Chief Financial Officer

[Signature Page to Tax Receivable Agreement]

TRA Party:

ARCLINE ARXIS ADVISORY I, L.P.

By: Arcline Holdings, LLC Its: General Partner

By:	/s/ Rajeev Amara
Name:	Rajeev Amara
Title:	Managing Member

[Signature Page to Tax Receivable Agreement]

Exhibit A

Form of Joinder

This JOINDER (this “Joinder”) to the Tax Receivable Agreement (as defined below), is by and among Arxis Inc., a Delaware Corporation (including any successor corporation, “PubCo”), ______________________ (“Transferor”) and ______________________ (“Permitted Transferee”).

WHEREAS, on ______________________, Permitted Transferee shall acquire ______________________ percent of the Transferor’s right to receive payments that may become due and payable under the Tax Receivable Agreement (as defined below) (the “Acquired Interests”) from Transferor (the “Acquisition”); and

WHEREAS, Transferor, in connection with the Acquisition, has required Permitted Transferee to execute and deliver this Joinder pursuant to Section 7.6(a) of the Tax Receivable Agreement, dated as of [ ], 2026, between PubCo and the TRA Party (as defined therein) (the “Tax Receivable Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1.1 Definitions. To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the respective meanings set forth in the Tax Receivable Agreement.

Section 1.2 Acquisition. For good and valuable consideration, the sufficiency of which is hereby acknowledged by the Transferor and the Permitted Transferee, the Transferor hereby transfers and assigns absolutely to the Permitted Transferee all of the Acquired Interests.

Section 1.3 Joinder. Permitted Transferee hereby acknowledges and agrees (i) that it has received and read the Tax Receivable Agreement, (ii) that the Permitted Transferee is acquiring the Acquired Interests in accordance with and subject to the terms and conditions of the Tax Receivable Agreement and (iii) to become a “TRA Party” (as defined in the Tax Receivable Agreement) for all purposes of the Tax Receivable Agreement.

Section 1.4 Notice. Any notice, request, consent, claim, demand, approval, waiver or other communication hereunder to Permitted Transferee shall be delivered or sent to Permitted Transferee at the address set forth on the signature page hereto in accordance with Section 7.1 of the Tax Receivable Agreement.

Section 1.5 Governing Law. This Joinder shall be governed by and construed in accordance with the law of the State of Delaware.

IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by Permitted Transferee as of the date first above written.

ARXIS INC.

By:
Name:
Title:

[TRANSFEROR]

By:
Name:
Title:

[PERMITTED TRANSFEREE]

By:
Name:
Title:

Address for notices: